Exhibit 23.4

Deloitte Services LP 111 S. Wacker Drive Chicago, IL 60606-4301 USA Tel: +1 312 486 1000 Fax: +1 312 486 1486 www.deloitte.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2011 relating to the consolidated statements of operations, comprehensive income, cash flows and changes in equity of CNH Global N.V. and subsidiaries for the year ended December 31, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption on January 1, 2010 of new accounting guidance related to transfers of financial assets and consolidation of variable interest entities and the application of the reporting requirements on a prospective basis) appearing in the Annual Report on Form 20-F of CNH Global N.V. for the year ended December 31, 2012, which was incorporated by reference in the Prospectus, which is part of the Registration Statement on Form F-4 (No. 333-188600) of CNH Industrial N.V. (formerly FI CBM Holdings N.V.).

/s/ Deloitte & Touche LLP

Chicago, Illinois
September 30, 2013

Member of Deloitte Touche Tohmatsu